EXHIBIT 99.1
Ixia Announces Proposed Offering of $125 Million of Convertible Senior Notes Due 2015
CALABASAS, Calif., December 1, 2010 — Ixia (Nasdaq:XXIA) announced today that, subject to market conditions, it intends to sell $125 million principal amount of Convertible Senior Notes due 2015 (the “Notes”). The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Ixia intends to grant to the initial purchasers of the Notes a 30-day over-allotment option to purchase up to an additional $25 million aggregate principal amount of the Notes.
The Notes will be convertible into Ixia’s common stock. The interest rate, conversion rate and other terms of the Notes will be determined at the time of pricing of the offering. Ixia intends to use the net proceeds from the sale of the Notes for general corporate purposes, potential future acquisitions and strategic transactions.
The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. Ixia does not intend to file a registration statement for the resale of the Notes or the common stock issuable on conversion of the Notes. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful.
About Ixia
Ixia is a leading provider of converged IP performance test systems and service verification platforms for wireless and wired infrastructures and services. Ixia’s test systems are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments and enterprises to validate the performance and reliability of complex networks, devices and applications. Ixia’s multiplay test systems address the growing need to test voice, video and data services and network capability under real-world conditions.
Forward-looking statements in this release are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to: whether Ixia will offer the Notes or consummate the sale of the Notes; the anticipated terms of the Notes and the offering; and the anticipated use of the proceeds of the Notes. Ixia is providing this information as of the date of this release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this release.
Contact:
The Blueshirt Group
Investor Relations
Chris Danne or Maria Riley 415-217-7722
or
Tom Miller, Chief Financial Officer
Dir: 818-444-2325
tmiller@ixiacom.com